Exhibit 99.1

CION INVESTMENT CORPORATION ANNOUNCES OPERATING RESULTS

FOR IMMEDIATE RELEASE

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NEW YORK, NY (March 15, 2021) – CION Investment Corporation (“CIC”), a middle market loan fund that is structured as a non-traded business development company, provides an overview of its operating results for the year ended December 31, 2020.

Financial Highlights:

•

Total investment return-net asset value was (0.94%) during the year ended December 31, 2020. Since commencement of operations on December 17, 2012, total investment return-net asset value is 61.99%, an annualized return of 6.18%[1].

•	CIC declared cash distributions to shareholders totaling approximately $63.3 million, or $0.5554 per share, during the year ended December 31, 2020, which were fully covered by taxable income.
•

During the quarter, CIC made approximately $121.0 million of new investments and sold or received repayment of investments totaling approximately $180.8 million, resulting in net investment activity of approximately ($59.8) million.

•	As of December 31, 2020, CIC had an interest in investments in 119 portfolio companies with a fair value of $1.50 billion, of which:

o 91.9% were senior secured investments (81.8% first lien, 10.1% second lien); and
o 85.9% were floating rate investments.

Certain Information About Distributions

The determination of the tax attributes of CIC’s distributions is made annually as of the end of CIC’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. CIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV. On March 19, 2020, CIC’s co-chief executive officers determined to temporarily suspend the payment of distributions to shareholders commencing with the month ended April 30, 2020. On July 15, 2020, the board of directors determined to recommence the payment of distributions to shareholders in August 2020. Distributions in respect of future months will be reevaluated by management and the Board based on circumstances and expectations existing at the time of consideration. The payment of future distributions on CIC’s common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

CIC may fund its cash distributions to shareholders from any sources of funds available to it, including borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies and expense support from CION Investment Management, LLC (“CIM”), which is subject to recoupment. To date, distributions have not been paid from offering proceeds and distributions have not included a return of capital.  CIC has not established limits on the amount of funds it may use from available sources to make distributions.  The purpose of this arrangement is to avoid such distributions being characterized as returns of capital. Shareholders should understand that any such distributions are not based on CIC’s investment performance, and can only be sustained if CIC achieves positive investment performance in future periods and/or CIM continues to provide such expense support. Shareholders should also understand that CIC’s future repayments of expense support will reduce the distributions that they would otherwise receive.  There can be no assurance that CIC will be able to pay distributions at all.  CIM has no obligation to provide expense support to CIC in future periods.

1 Total investment return-net asset value is a measure of the change in total value for shareholders who held CIC’s common stock at the beginning and end of the period, including distributions paid or payable during the period. Total investment return-net asset value is based on (i) the beginning period net asset value per share on the first day of the period, (ii) the net asset value per share on the last day of the period of (A) one share plus (B) any fractional shares issued in connection with the reinvestment of monthly distributions, and (iii) the value of distributions payable, if any, on the last day of the period. The total investment return-net asset value calculation assumes that monthly cash distributions are reinvested in accordance with CIC’s distribution reinvestment plan then in effect. The total investment return-net asset value does not consider the effect of the sales load from the sale of CIC’s common stock. Total returns covering less than a full year are not annualized.

Total investment return-net asset value is presented on a “net” basis and reflects management and incentive fees, offering, organizational and other costs, interest expense on borrowed funds and other related expenses that are borne by investors in CIC, but excludes all sales commissions and dealer manager fees. If these had been deducted, performance would have been lower.

ABOUT CION INVESTMENTS

CION Investments is a leading manager of alternative investment solutions designed to redefine the way individual investors can build their portfolios and help meet their long-term investment goals. CION Investments currently sponsors CIC, a leading publicly registered non-traded business development company that currently manages approximately $1.6 billion in assets. CIC focuses primarily on senior secured loans to U.S. middle-market companies.  CION Investments also sponsors, through CION Ares Management, LLC, CION Ares Diversified Credit Fund, a globally diversified credit interval fund with approximately $1.3 billion in total managed assets. For more information, please visit www.cioninvestments.com.

FORWARD LOOKING STATEMENTS

The information in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are identified by words such as “may,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” and variations of these words and similar expressions, including references to assumptions and forecasts of future results. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.  CIC undertakes no obligation to update any forward-looking statements contained herein to conform the statements to actual results or changes in its expectations.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CIC’s Annual Report on Form 10-K for the year ended December 31, 2020, which CIC filed with the Securities and Exchange Commission (“SEC”) on March 15, 2021, as well as CIC’s other reports filed with the SEC. A copy of CIC’s Annual Report on Form 10-K for the year ended December 31, 2020 and CIC’s other reports filed with the SEC can be found on CIC’s website at www.cioninvestments.com and the SEC’s website at www.sec.gov.

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